Exhibit 99

STERIS CORPORATION NEWS ANNOUNCEMENT FOR IMMEDIATE RELEASE

STERIS COMPLETES $100 MILLION PRIVATE DEBT PLACEMENT

Proceeds to be used to refinance existing bank debt

Mentor, Ohio (December 17, 2003)—STERIS Corporation (NYSE: STE) today announced that it has issued $100 million of notes in a private placement to certain institutional investors. The Company intends to use the proceeds to repay outstanding bank debt in order to enable the Company to continue to invest in technology and for possible acquisitions.

The financing consists of senior unsecured notes that have various maturities and interest rates. Of the total, $40 million matures in five years at an interest rate of 4.20%, $40 million matures in ten years at a rate of 5.25% and the remaining $20 million matures in 12 years at a rate of 5.38%.

The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent the registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.

Contact: Aidan Gormley, Senior Director, Investor Relations, 440-392-7607.

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